APOLLO ATHENE

Code of Business
Conduct and Ethics

Letter from our CEO

Respect and integrity are integral to the vision and mission of Apollo Asset
Management, Inc. (“AAM”), Athene Holding Ltd. (“Athene” or “AHL”) and Apollo
Global Management, Inc. (“AGM”, and together with its subsidiaries, “Apollo” or the “Company”). These important values are deeply embedded in the history of the companies that combined to form Apollo and are at the heart of who we are as a Company today. We are all responsible not only for our own actions, but also for fostering a culture that embraces excellence alongside compliance with the law and Company policies. Our shared culture reinforces our commitment to each other, our investors, customers, and communities.

Accordingly, this Code of Business Conduct and Ethics (“Code”) covers a wide range of business practices and procedures. While it does not cover every issue that may arise, it affirms our collective responsibility for promoting honest, ethical, and lawful conduct across all levels, business units, and locations of our shared organization. The Code is based on our fundamental understanding that no one at the Company should ever sacrifice integrity for business.

We want to be a company known for our ethical leadership and treating others with integrity, respect, and fairness. The Code is integral to the way we do business and supports the Company’s vision of being considered “best in class”.

While the Code is helpful in reducing the risk of non-compliance with laws, regulations, and our internal policies and standards of business conduct, no document can replace good judgment. As you read and agree to be bound by this Code, we hope you will pause to reflect upon what the outlined guidelines truly mean. Acting in a manner consistent with these principles will strengthen our culture and make you proud to be part of our Company.

Introduction

Our integrity and reputation depend on our ability to do the right thing. The Company is committed to promoting a culture that encourages compliance with the law and all our policies and procedures.

This Code assists us in complying with those standards and with applicable laws, rules, regulations, and controls to achieve quality and excellence in our business dealings. All of our people must comply with this Code, both in letter and in spirit. There is no single set of guidelines or automatic right answer for every business choice we face, and the
Code will not provide obvious answers in all situations. However, it can serve as a basis for informing your judgment.
Ultimately, we must rely on each person’s character and sense of right and wrong. The critical guiding principles are complying with applicable laws and internal policies, and consulting with Compliance, Legal, Human Capital (“HC") or your manager as necessary.

The Code incorporates all of the policies and procedures referenced in this document, including those referenced in the appendices. The Code applies to all workplace conduct, whether in person, online, or over the phone. The workplace is much broader than just your physical office address. It might include any Company location, a client’s location, a seminar or conference, a speaking engagement, Company travel, or even your home. Exercise common sense when performing your duties and act in an appropriate manner while at work or when representing the
Company, even in a social setting.

About This Document

It is our policy to conduct our business in accordance with applicable federal, state, and local laws and regulations, applicable laws and regulations of any foreign jurisdictions in which we operate, applicable rules and requirements of the New York Stock Exchange, and in a manner that reflects high standards. Although you are not expected to know the details of all laws, rules, and regulations, it is important to know enough to decide when to get advice from your manager, Compliance, Legal, HC or other appropriate personnel.

Raising Concerns & Reporting Violations

The Company is committed to promoting a shared culture that encourages ethical conduct, a commitment to compliance with the law, and due diligence to prevent and detect criminal conduct. Everyone has a responsibility to report misconduct, whether it’s in your personal or professional dealings. You are responsible for promptly reporting any circumstance that you believe in good faith may constitute a violation of the Code or any other policies, laws, rules, or regulations applicable to the Company. You may also report or discuss any other concerns you may have with respect to business operations. In some cases, failure to report an illegal act by another person is itself a criminal act for which you could be prosecuted.

How to Report Concerns

Concerns, including concerns about Company financial statements and any matter regarding potential issues with financial reporting or any other questionable accounting controls or auditing matters can be reported by contacting your manager, Compliance, or through the Business Integrity Hotline or Website. If you are not comfortable reporting through the aforementioned channels, you may also submit a concern to the chair of the AGM Audit Committee by sending a letter addressed to:

Apollo Global Management, Inc.
Attn: Chair, Audit Committee of the Board of Directors
9 West 57th Street
New York, NY 10019

See Appendix B for additional Athene-specific methods for raising concerns and reporting violations.

Reporting Generally

Reports may be made anonymously. If you wish to report anonymously, please do not provide your name or other identifying information when submitting your concern. However, please understand that if you do choose to remain anonymous and do not provide a means to contact you, the Company may be unable to obtain the additional information needed to investigate or address your concern.

If you have a question or concern about the Code, are not sure if something should be reported, or need to think through an ethics or compliance-related issue, we encourage you to talk to your manager or Compliance.

All reports will be referred to and investigated by the appropriate parties and handled in accordance with our evaluation and investigation procedures for screening and determining further handling. In circumstances where a member of Compliance, Legal, Internal Audit or HC may be conflicted in administering the procedures, he or she shall recuse him or herself, and one or more other senior members of that area, not selected by the conflicted individual, shall perform the role. Your report will be investigated with the highest discretion and you will be protected from retaliation. It is unacceptable to file a report if you know it is false and doing so will subject you to discipline.

Nothing in this Code prohibits you from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange
Commission (the “SEC”), the U.S. Congress, and any agency, Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. You do not need the prior authorization of
Legal and Compliance to make any such reports or disclosures and you are not required to notify the Company that you have made such reports or disclosures.

Financial Integrity

Anti-Bribery & Anti-Corruption

It is the Company’s policy to strictly comply with the Foreign Corrupt Practices Act, United Kingdom Bribery Act, Bermuda Anti-Bribery Act of 2016, and similar anti-bribery laws and regulations in the jurisdictions in which we do business. Our people are precluded from offering or receiving improper payments or promises to provide anything of value, which includes gifts, entertainment, certain travel expenses, political or charitable contributions, and other payments both direct and indirect (i.e., through agents or contractors), to influence a business decision in our favor, or with a view toward inducing a party to do or not do something. Business gifts, hospitality, or entertainment involving government officials must be pre-approved by Compliance and comply with our internal policies.

Gifts & Business Hospitality

The appropriate purpose of any business gift or entertainment should be to create goodwill or strengthen business relationships. Giving and receiving gifts and entertainment could give rise to a conflict of interest. Gifts and entertainment should never influence or give the appearance of influencing a party’s ability to make impartial decisions. Business gifts and entertainment, whether offered or received, should never be lavish, unusual, or extravagant in the eyes of a third party.

Anti-Money Laundering & Sanctions

It is our policy to strictly comply with all applicable laws and regulations designed to combat financial crime, money laundering, and terrorist financing. The Company does not do business with sanctioned persons, businesses, or countries. Our goal is to form business relationships and engage in transactions only with legitimate, law-abiding counterparties. To ensure compliance with this policy, we use the “know your customer” process to verify the identity of potential investors, policy holders, or counterparties prior to establishing a financial relationship. Additionally, our people are expected to report any unusual or potentially suspicious activity that could involve money laundering or terrorist financing, has no apparent business or lawful purpose, or may involve questionable sources of customer funds.

Facilitation of Tax Evasion

It is the Company’s policy to strictly comply with all laws and regulations designed to counteract tax evasion and the criminal facilitation of tax evasion (including, but not limited to, the U.S. Foreign Account Tax Compliance Act and the U.K. Criminal Finances Act 2017) in the jurisdictions in which the Company does business.

Antitrust

Antitrust laws are designed to prevent monopolies and encourage competition. These laws are complex, and penalties can be severe. Determining if an action unreasonably restrains trade or is otherwise improper depends on a variety of factors. Our policy is to compete solely based on our superior products and services and to avoid improper actions that violate antitrust rules and regulations, are anti-competitive, or unreasonably restrain trade.

Fair Competition & Dealing

The Company’s policy requires our people to deal fairly and act honestly in all business relationships, whether with clients, customers, suppliers, competitors, or other Company personnel. Our people should not take advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other illegal practice. No one should ever use any illegal or deceitful method to gather competitive information. Stealing or possessing proprietary information or trade secret information that was obtained without consent, from past employers or others, or inducing such disclosures from past or present employees of other companies, is prohibited. Information about the Company’s suppliers, customers, competitors, employees, and other personnel must always be used in compliance with the law.

Corporate Opportunities

Our people owe a duty to the Company to advance its legitimate interests. They should not use their position, contacts, or information for personal gain for themselves, family members, or friends. In addition, subject to the Company’s governing documents, our people may not compete against the Company or take for themselves opportunities they learn of through their work or through the use of Company property, information, or position, without the consent of the Chief Compliance Officer of AGM, AAM, or Athene, as applicable.

Recordkeeping & Reporting

The Company is subject to various laws, regulations, and other data retention requirements. Our systems are configured to retain records consistent with these requirements, and records should be retained and destroyed in accordance with our records retention policies. Our people must send all business-related electronic communications that are subject to such retention requirements through the Company’s electronic communication systems at all times, including when away from the office.

Additionally, our people should never destroy any documents relevant to any pending, threatened, or anticipated litigation, regulatory investigation, or audit for any reason. Destroying or altering a document with intent to impair its integrity or availability for use in any potential official proceeding is a crime.

Communicating with Regulators & Public Disclosures

Relationships with regulators are primarily handled by Legal and Compliance, who are responsible for disclosures and reporting for the Company. It is important for the Company’s communications to be coordinated, accurate, complete, and timely. Company personnel should escalate any inquiry from a regulatory or governmental source to Legal and Compliance. This includes forwarding to Legal any subpoenas or inquiries from a governmental source and notifying Legal of any substantive interaction with a regulatory authority.

The Company strives to provide full, fair, accurate, timely, and understandable disclosure in periodic reports it files with the SEC (“Periodic Reports”), in all other material disclosure documents filed with or submitted to the SEC, or provided to the Company’s investors or prospective investors (“Disclosure Documents”). Company personnel involved in the preparation of Periodic Reports and Disclosure Documents (including those who are involved in the preparation of financial or other reports and the information included in such reports and documents) should strive to ensure disclosures are full, fair, accurate, timely and understandable.

Avoiding Conflicts of Interest

Company personnel are prohibited from engaging in any activity, practice, or act which conflicts with, or appears to conflict with, the interests of the Company, without disclosing such activity, practice, or act and its potential conflicts to, and receiving approval from, the applicable Chief Compliance Officer or his/her designee. A conflict of interest exists when an individual’s personal activities or financial affairs may influence his or her judgment in the performance of duties in an adverse way to the Company or its clients. In our business capacities, we may act as fiduciaries and owe a series of duties to our clients, including a general duty to act in their best interest and avoid actual and apparent conflicts of interest.

To protect the Company, our investors, and our people, it is essential that any conduct or transactions potentially raising conflict of interest concerns be fully disclosed to appropriate persons before they are undertaken.

Safeguarding Information & Using

Company Assets

We expect our people to apply their best judgment when using Company resources. Our assets should be protected and may never be used for illegal or improper purposes. Company assets include not only financial assets, such as cash and securities, and physical assets, such as furnishings, equipment, and supplies, but also confidential and proprietary client relationships and intellectual property, such as information about clients, investors, related parties, systems, and people. All property created, obtained, or compiled by or on behalf of the Company belongs to the Company.

Confidential, Proprietary, & Material Non-Public Information

The success of the Company depends on safeguarding our client, proprietary, and other confidential information.
Maintaining the confidentiality of Company information is essential for competitive, security, and other business reasons, as well as to comply with federal and state securities laws.
Confidential information includes all information that you obtain during the course of your relationship with the Company that is non-public and includes all non-public information that might be of use to competitors or harmful to the Company or its clients if disclosed. Financial information is of special sensitivity and should under all circumstances be considered confidential, except where its disclosure is approved by the Company or when the information has been publicly disseminated.
Some confidential information is also proprietary information, which includes any information that our people create, develop, receive, or have access to as a result of their work at the Company. Examples of proprietary information include the Company’s business information, trademarks, copyrights, and other intellectual or proprietary property. These are valuable assets that need to be protected.
Some confidential information is also MNPI. Using MNPI for your financial or other personal benefit or conveying this information to others is prohibited.
Access to confidential information should only be provided internally to those who have a valid business purpose and need to know this information. Such information should never be forwarded to personal e-mail accounts or other unauthorized external systems.
The obligations to preserve confidential information and to use proprietary information only for legitimate business purposes continue even after employees, officers and directors leave the Company.

Privacy & Data Protection

While conducting Company business, our people may also receive personally identifiable or sensitive information. Such information may be entrusted to us by our clients, policy holders, investors, employees, companies in which our clients invest, and prospective portfolio companies of our clients. Our people must maintain the confidentiality of any personal or sensitive information entrusted to us and comply with all Company policies, agreements, and regulatory requirements regarding the protection, collection, use, or release of such information. Our people must also exercise appropriate care to prevent unauthorized disclosure and use of such information.

Appropriate Use of Technology

The Company provides computers, telephones, e-mail systems, and other electronic communications devices, networks, applications, and other resources (collectively, “Systems”) for conducting business. The Systems are Company property, and to the extent permitted by applicable laws, we treat all electronic communications created, sent, received, or stored on the Systems as property of the Company.
In accordance with applicable laws and regulations, any and all telephone conversations or transmissions, electronic mail or transmissions, or internet access or usage by an employee by any electronic device or system, including but not limited to the use of a computer, telephone, wire, radio or electromagnetic, photoelectronic or photo-optical systems may be subject to monitoring at all times as deemed appropriate for the Company’s legitimate purposes without further notice or consent. The Company conducts regular monitoring of Systems and electronic communications.
Any records that you create and store are subject to this Code and may be demanded by third parties during the course of litigation or a government investigation or, in the case of records sent outside the Company, subject to the records retention policies of the recipients. It is unacceptable to include discriminatory remarks, harassment, and threats of violence or similar inappropriate or unlawful conduct in communications. This applies to communications of all kinds, including e-mail, instant messaging, voice mail messages, text messages, video recordings, and informal notes or interoffice memos. Records should be retained and destroyed in accordance with the Company’s records retention policy.
Personal e-mail and messaging systems, including social networking applications and websites, should not be used for business-related electronic communications. Personnel should adhere to their respective communication polices and may not forward confidential information to their personal e-mail account.

Communicating Responsibly

Our people should exercise good judgment and act with the Company’s reputation in mind with regard to all internal and external communications.
The Company frequently receives requests for information from various third parties, including the media. Information disclosed publicly about the Company can significantly impact our business interests and reputation. Our people should not speak on behalf of the Company unless authorized to do so by Corporate Communications and should never give the impression that they are speaking on behalf of the Company in any personal communication, including social media accounts of any kind, user forums, blogs, chat rooms, or bulletin boards.
Any communications with the public must be consistent and accurate. Examples of public communications include:
publishing press releases, communicating with the media, participating in conferences and speaking engagements, publishing written works, providing public testimony, posting content on social media, and responding to federal and state information act requests.

Our People

The Company fosters an entrepreneurial growth mindset and empowers our people to succeed. We embrace innovation, challenge convention, and lead responsibly to drive our industry and our impact forward. We operate as one team, with an unwavering commitment to our shared core principles. Our people come first, and our culture continues to evolve to offer our employees greater flexibility and the support they need to succeed at work and at home.

Whether you’re new or already part of the Company, continuing and growing our success depends on you. To support you, the Company is committed to creating a dynamic, diverse, and collegial workplace where you can collaborate, learn, and develop.

While we must adapt to business customs and practices in global markets, our people should adhere to applicable U.S. laws and regulations, as well as the laws, cultures, and customs of the countries in which they work.

Demonstrating Appropriate Conduct

Appropriate conduct is critical to maintaining our culture of integrity and safeguarding the Company’s reputation. All employees are required to comply with the law in their jurisdiction and with all applicable Company policies, procedures, agreements and terms to which they are subject, including, but not limited to, the policies referenced within this Code (including its appendices). In addition, all employees are expected to exercise sound judgment and always demonstrate appropriate behavior as all of our actions can have an impact on the Company’s reputation. If you identify a risk that could result in harm to the Company, whether economic, reputational or otherwise, you should promptly notify your manager or Human Capital. These requirements and expectations are not limited to the workplace and Company events, but also extend to any personal conduct that could adversely impact the workplace, the Company’s reputation, or any employee’s ability to perform on the job. Employees who are found to have engaged in inappropriate conduct may be subject to disciplinary action, which may include termination.

Expanding Opportunity

The Company is committed to expanding opportunity within its workforce. This commitment extends to all employees. Diversity within the Company means a blend of different experiences, perspectives, skills, genders, ages, ethnicities, and cultural and social backgrounds across all levels of the Company. To this end, the Company aims to promote and implement strategies which expand opportunity at all levels of our workforce:

  In our employment practices, including endeavoring to consider a wide pool of talented candidates for every open role and selecting the best and most qualified candidate;
  Across all components of the Company’s business practices, including our workplace and anti-discrimination policies and flexible work practices, so that our policies, procedures, and culture empower and support employees from all backgrounds; and
  In our development and training programs, including through our education programs and community and corporate social responsibility initiatives.

We are committed to fostering a modern, high-performance culture which values diversity and provides all employees with the opportunity to succeed.

Discrimination & Harassment

Equal Employment Opportunity Policy

The Company provides equal employment opportunities to all employees and applicants without regard to race, color, religion, sex, sexual orientation, national origin, age, disability, genetic information, gender identity, gender expression or military or veteran status, or any other impermissible criterion or circumstance protected by applicable law, ordinance, or regulation. This policy applies to all terms and conditions of employment, including, but not limited to, recruitment, selection, promotion, compensation, benefits, termination, layoff, transfer, leaves of absence, and training.

Company policy prohibits unlawful discrimination based on race, color, religion, sex, sexual orientation, national origin, age, disability, genetic information, gender identity, gender expression or military or veteran status, or any other impermissible criterion or circumstance protected by applicable law, ordinance, or regulation.

Harassment Prohibited

The Company is committed to providing a workplace that is free of all forms of harassment. Under this policy, “harassment” is defined as verbal or physical conduct that denigrates or shows hostility or aversion toward an individual because of an individual’s race, color, religion, sex, sexual orientation, national origin, age, disability, genetic information, gender identity, gender expression or military or veteran status, or any other impermissible criterion or circumstance protected by applicable law, ordinance or regulation, and that: (i) has the purpose or effect of creating an intimidating, hostile, or offensive work environment; (ii) has the purpose or effect of unreasonably interfering with an individual’s work performance; or (iii) otherwise adversely affects an individual’s employment opportunities. Harassment is a form of prohibited employee misconduct. Any employee found to have engaged in any form of harassment will be subject to discipline, which may include termination.

Sustainability & Corporate Responsibility

We believe Apollo is uniquely positioned to drive a more sustainable future and expand opportunity in our workplace, the marketplace, and throughout the communities where we work and live. Accordingly, we take an integrated approach and incorporate relevant environmental, social and governance considerations into how we invest, how we lend, and how we operate our firm globally.

Our sustainability strategy prioritizes creating economic value for our shareholders and serving the needs of our clients and employees in a responsible way that can lead to long-term positive contributions to the communities in which we operate. Sustainability at Apollo is more than a negative screen, risk mitigator, or due diligence tool — it’s a potential driver of opportunity and growth.

We view sustainable investment to be the strategy and practice of incorporating environmental, social, and governance factors and sustainability outcomes into our investment decisions, practices, and ownership, to the extent they are deemed to be material to financial performance and consistent with fiduciary obligations. We believe that managing relevant ESG risks and realizing ESG opportunities can make us better investors and better stewards of client capital by positioning portfolio companies and other investments of Apollo-managed funds for sustainable financial success.

Additional Resources

  Sustainable Investing and Environmental, Social & Governance Policy
  Annual Sustainability Report, Vol. 14 (2022)
  ESG Reporting Supplement, Vol. 14 (2022)

Additional sustainability-related disclosures for Apollo and Athene can be found here and here

Appendix A

Apollo Asset Management, Inc. Policies

Employee Handbook & Additional Relevant Policies

All individuals subject to AAM’s policies and procedures must also familiarize themselves with the policies contained in the applicable Employee Handbook for their jurisdiction which is made available on the AAM intranet.

In addition, all such individuals must also familiarize themselves with the additional policies made available on the
Legal, Tax & Compliance homepage, including but not limited to the following:

• Conflicts of Interest Policy

• AGM Insider Trading Policy

• Insider Trading Prevention Policy

• Anti-Money Laundering Policy

• Anti-Bribery Policy

• Gifts & Entertainment Policy

• Lobbying Policy

• Outside Business Activities Policy

• Personal Trading and Private Investment Policy

• Political Activities Policy

Appendix B

Athene Holding Ltd. Values and Policies